EXHIBIT (c)(8)







                      TAX CONTINGENCY SETTLEMENT AGREEMENT


         This   Tax   Contingency    Settlement    Agreement,    dated   as   of
[________________], 1997, is entered into between HAC, Inc., a Florida corporation ("HAC"), and Melvin Stewart of Hollywood, Florida, Dr. Michael Nocero, of Orlando, Florida, and Diane Gruber of Red Bank, New Jersey, as representatives of those stockholders of Homeowners Group, Inc., a Delaware corporation ("HOMG") who tender Shares pursuant to the Offer or whose Shares are converted in the Merger (as hereinafter defined) (individually and collectively, the "Stockholder Representatives").

RECITALS:
---------

         1. HOMG, and CC Acquisition Corporation ("Merger Sub") have entered into an Agreement and Plan of Merger dated as of May 14, 1996, as amended most recently by Fourth Amendment to Agreement and Plan of Merger dated September 9, 1997 (the "Fourth Amendment") (the Agreement and Plan of Merger as so amended is referred to herein as the "Merger Agreement").

         2. Merger Sub has made a tender offer (the "Offer") for all of the shares of common stock, $.01 par value of HOMG (the "Company Common Stock") not held by Merger Sub or any other affiliate of Merger Sub at a cash price of $.55 per share (the "Cash Price"), and such Offer is expected to be consummated on or about October [ ], 1997, unless extended ("Consummation of the Offer").

         3. It is contemplated that following the Consummation of the Offer, and in accordance with the terms of the Merger Agreement, Merger Sub will merge into HOMG (the "Merger") for consideration equal to the Cash Price, with HOMG being the surviving corporation (the "Surviving Corporation").

         4. As additional consideration for both the Offer and the Merger, the sum of $1.51 for each share of Company Common Stock acquired for the Cash Price is to be deposited in escrow to cover the Tax Claims, as set forth in that certain Escrow Agreement dated as of even date herewith.

         5. The purpose of this Tax Contingency Settlement Agreement is to establish procedures for the resolution of the Tax Claims:










         NOW, THEREFORE, in consideration of the premises and of other good and valuable considerations, the parties hereto hereby agree as follows:

         1. Definitions. Except as hereinafter defined, capitalized terms used in this Agreement will have the meanings set forth in the Merger Agreement.

         (a) "Escrow Agent" shall mean ( ) or such successor as is selected pursuant to Section 5(e) of the Escrow Agreement.

         (b)      "Escrow  Agreement" shall mean that certain  agreement of even
                  date  herewith  by  and  among  HAC,  Inc.,  the   Stockholder
                  Representatives and the Escrow Agent.

         (c) "Escrow Fund" shall mean the amount deposited by HAC with the Escrow Agent pursuant to Section 1 of the Escrow Agreement, which Escrow Fund shall consist of a Cash Escrow or an L/C Escrow, as defined in the Escrow Agreement.

         (d) "Exchange Agent" shall mean Continental Stock Transfer and Trust Company.

         (e) "Stockholder Representatives" shall mean Melvin Stewart, Dr. Michael Nocero and Diane Gruber or such successors as are selected pursuant to Section 7 of the Escrow Agreement.

         (f) "Tax Claims" shall mean any liability for income taxes arising out of or related to the Notices of Proposed Adjustment that the Company received from the Internal Revenue Service (the "IRS"), copies of which are attached hereto as Exhibit A, together with any penalties, interest, costs and expenses (including without limitation attorneys' fees) incurred by or assessed against the Company, the Surviving Corporation, any subsidiary of the Company or the Surviving Corporation, or any of their respective officers, directors, representatives, agents or employees in connection with the assertion, collection, settlement, defense or investigation of any such liabilities.

         (g) "Tax Recovery" shall mean any reimbursement on account of Tax Claims pursuant to Section 3 hereof.

         2. Settlement of Tax Claims. HAC shall use its best efforts consistent with reasonable business practices to cause HOMG to achieve a resolution of the Tax Claims. Upon receipt from the IRS of a proposed settlement of the Tax Claims (the "Proposed Settlement") HAC will advise the Stockholder Representatives in writing of the Proposed Settlement and all costs and expenses associated therewith (the "Settlement Amount"). HAC shall have the right, in its sole discretion, to either accept or reject the Proposed Settlement. If HAC elects to accept the Proposed



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Settlement,  it shall notify the Stockholder  Representatives in writing. Within five (5) days after receipt of such notification, HAC and the Stockholder Representatives shall direct the Escrow Agent to draw on the L/C Escrow and/or disburse the Escrow Fund as follows:

         A. To the Escrow Agent in payment of all costs, expenses and indemnities of the Escrow Agent.

         B. To HAC, the Settlement Amount increased by all interest accrued on such portion of the Escrow Fund multiplied by a fraction (i) the numerator of which is equal to the number of shares of Company Common Stock either accepted in the Offer or converted in the Merger and (ii) the denominator of which is the number of shares of Company Common Stock issued and outstanding as of the date hereof ("Outstanding Shares").

         C. To the Exchange Agent (for distribution to the former stockholders of HOMG) the balance of the Escrow Fund increased by all interest accrued on such portion of the Escrow Fund.

         Solely for sake of example, assuming (i) 5,558,350 Shares outstanding, and (ii) all Shares not now owned by HAC or its affiliates, approximately 4,000,000 Shares, are tendered in the offer or converted in the Merger, then aproximately 71% (4,000,000/5,558,350) of any Settlement Amount, net of expenses, will be distributed to HAC to cover the liability to the IRS, and the remainder of the Escrow Funds, if any will be distributed to the former stockholders of the Company who tendered their Shares or whose Shares were converted in the Merger.

         3. Reimbursement by Professionals. HAC may, in its sole and absolute discretion, seek to cause HOMG to recover all or any portion of the Settlement Amount from any person or entity that it considers to bear responsibility therefor. If HOMG receives a recovery on account of the Tax Claims (the "Tax Recovery") then HOMG shall notify the Stockholder Representatives of the amount of the Tax Recovery and all costs and expenses incurred by HAC or HOMG
(including, without limitation, attorneys' fees) in connection with the assertion collection, settlement, prosection or the investigation of the Tax Recovery. Ten days after such notice, HAC shall apply and distribute the Tax Recovery as follows:

         A. To HAC or HOMG in reimbursement of all verified out-of-pocket costs and expenses incurred by HAC or HOMG to third parties (including, without limitation, attorneys' fees) in connection with the assertion, collection, settlement, prosecution or investigation of the Tax Recovery.

         B. To HAC or HOMG in compensation for their internal costs and expenses in connection therewith an amount equal to 25% of the amount set forth in subparagraph A above.

         C. To HOMG, the amount, if any, by which the Settlement Amount exceeds the amount deposited with the Escrow Agent pursuant to Section 1 of the Escrow Agreement.

         D. To HOMG, the Net Tax Recovery (equal to the Tax Recovery reduced by the foregoing payments) multiplied by a fraction (x) the numerator of which is equal to (i) the number of Outstanding Shares reduced by (ii) the number of shares of Company Common Stock either accepted in the Offer or converted in the Merger, and (y) the denominator of which is the number of Outstanding Shares .



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         E.       The balance of the Net Tax Recovery shall be distributed:

                  (i)      25% to HOMG, and up to a maximum of $1.51 per share
                  (ii) 75% to the Exchange Agent (for distribution to the former Stockholders of HOMG).

         4. Notices. All notices, requests, instructions and demands that may be given by any party hereto to any other party in the course of the transactions herein contemplated will be in writing and will be deemed given when posted in the United States mail, certified return receipt requested, addressed to the respective parties as follows:

         (a)      If to HAC, Inc.:              HAC, Inc.
                                                4040 Mystic Valley Parkway
                                                Medford, MA   02155
                                                Attn:__________________
                                                Phone: (617) 393-9300
                                                Fax: (617) 395-6706
         (b)      If to Stockholder
                  Representatives:              Melvin Stewart
                                                2812 North 46th Avenue
                                                Hollywood, FL  33021
                                                Phone: (954)  781-6262
                                                Fax: (954) 781-6288

                                                Dr. Michael Nocero
                                                Central Florida Cardiology Group
                                                500 East Colonial Drive
                                                Orlando, FL 32803
                                                Phone: (407) 841-7151
                                                Fax: (407) 872-1336

                                                Diane Gruber
                                                Gruber Enterprises
                                                130 Maple Avenue, Suite 6C
                                                Red Bank, NJ 07701
                                                Phone: (908) 842-6460
                                                Fax: (908) 741-3220

         5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns.


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         6. Amendment and Termination. This Agreement may be amended by and upon the written agreement of HAC and Stockholder Representatives.

         7. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflicts of law principles.

         8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same Instrument.

         9. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not part of this Agreement and will not be used in construing it.

         10. Responsibility of the Parties. Neither HAC nor the Stockholder Representatives, nor any directors, officers, employees or representatives of any of them, shall be liable to anyone for any action taken or permitted to be taken by such party except in the case of gross negligence or willful misconduct.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized, as of the day and year first above written.


                                     HAC, INC.


                                     By:_____________________________________
                                           Title




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                                     STOCKHOLDER REPRESENTATIVES


                                     ------------------------------------------
                                     Melvin Stewart


                                     ------------------------------------------
                                     Dr. Michael Nocero


                                     ------------------------------------------
                                     Diane Gruber




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